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                                                                   EXHIBIT 10.16

                                                    Compass Minerals Group, Inc.
                                                    8300 College Boulevard
                                                    Overland Park, Kansas 66210

                                                                  March 12, 2002

Mr. Michael E. Ducey
26 Victorian Gate Way
Columbus, Ohio 43215

     Re:  EMPLOYMENT TERMS

Dear Mike:

          This Letter Agreement confirms the understanding reached between you and Compass Minerals Group, Inc. (the "Company") regarding the terms of your employment with the Company.

          1.   Your employment will commence as of April 1, 2002
 (the "Effective Date").

          2. You will serve as Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"). In addition, you will be nominated for a seat on the Board. You will devote your best efforts and full business time to the Company.

          3. You will be based in the Company's Overland Park, Kansas offices and in connection with your employment by the Company you will be required to maintain your primary residence in the Kansas City metropolitan area.

          4. You will be paid a base salary at the rate of $350,000 per year, which will be payable in accordance with the Company's customary payroll practices.

          5. You will be eligible to receive a signing bonus in an amount equal to 33% of the amount of base salary paid to you during calendar year 2002. The signing bonus will be payable to you as of the date 2002 bonuses are eligible to be paid under the Company's annual incentive compensation program (as described in paragraph 6), subject to your continued employment by the Company through such date.

          6. You will be eligible to receive a bonus pursuant to an annual incentive compensation program to be established by the Board. Pursuant to the annual incentive compensation program, each calendar year (including without limitation 2002) you will be eligible to receive a bonus in an amount equal to 66% of the amount of base salary paid to you during such calendar year if the Company's EBITDA or other financial metrics established under the annual incentive program (the "Financial Metrics") with respect to such year equal 100% of the Financial Metrics target for such year. In the event that the Financial Metrics exceed 100% of the Financial Metrics target for any calendar year, you will receive an additional bonus payment in an amount equal to the product of
(1) the number of whole percentage points by which the Financial Metrics exceed 100% of the Financial Metrics target and (2) the amount equal to 2% of base salary paid to you during such calendar year; provided that in no event will such additional bonus payment exceed 30% of the base salary paid to you during such calendar year. The amount of any bonus payable to you pursuant to the annual incentive compensation program with respect to calendar year 2002 will be offset by the amount of the signing bonus you receive in accordance with paragraph 5. Payment of any bonus described in this paragraph 6 will be subject to your continued

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employment by the Company through the date the bonus is paid pursuant to the annual incentive compensation program.

          7. As of the Effective Date, you will be granted an option to purchase 75,565 shares of Salt Holdings Corporation common stock pursuant to the Salt Holdings Corporation 2001 Stock Option Plan.

          8. As of the Effective Date, you will purchase shares of Salt Holdings Corporation common stock and preferred stock with an aggregate value of $1,000,000. In order to help facilitate your investment, as of the Effective Date the Company will loan you $500,000 on similar terms as those the Company has provided to other senior executives of the Company and its affiliates with an interest rate equal to the prime rate. As a condition to receiving the option grant and investment opportunity, you will be required to become a party to the Company's Investor Rights Agreement as entered into by other senior executives of the Company.

          9. You will be eligible to participate in all Company employee benefits plans and programs and to receive any other fringe benefits made available to senior executives of the Company.

          10. You will be required to enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement in the form provided by the Company.

          11. If at any time your employment is terminated by the Company without "Cause" or you resign for "Good Reason" (each of which as defined in your Non-Qualified Stock Option Agreement), the Company will continue to pay you your base salary in accordance with the Company's customary payroll practices until the earliest of (1) the first anniversary of your termination date, (2) the date that you accept employment with any person or entity other than the Company or (3) the date you violate the terms of this Letter Agreement or the Non-Competition, Non-Solicitation and Confidentiality Agreement. If your employment is terminated for any other reason, you will not be entitled to any severance payments. In order to effectuate this paragraph 11, you agree that, following any termination of employment without "Cause" or for "Good Reason," you will provide the Company with prompt notice of your acceptance of employment with any other person or entity.

          Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of New York and may be executed in several counterparts.

                                  Very truly yours,


                                  ---------------------------------------
                                  Josh Harris
                                  Director, Compass Minerals Group, Inc.

Agreed and Accepted:


------------------------------------
Michael E. Ducey

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